Exhibit 28(j)(8) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our report dated January 25, 2013, with respect to the financial statements and financial highlights of the Federated InterContinental Fund, a series of the Federated Equity Funds, as of November 30, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

Boston, Massachusetts

August 1, 2013